                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Dorsey Trailers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             DORSEY TRAILERS, INC.
                           ONE PACES WEST, SUITE 1700
                             2727 PACES FERRY ROAD
                             ATLANTA, GEORGIA 30339

                                                                  March 23, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Dorsey Trailers, Inc. which will be held at One Paces West, 2727 Paces Ferry Road, Atlanta, Georgia, on Monday, April 27, 1998, at 10:30 A.M. local time.

     We look forward to your attendance at the Annual Meeting so that you can vote your shares in person and become better acquainted with the members of your Board of Directors and your management team. The items of business to be conducted at the Annual Meeting are explained in the accompanying Proxy Statement. Even if you are planning to attend, please complete the enclosed proxy card and return it in the enclosed envelope so that your shares may be voted. You will still be able to vote your shares in person if you attend the Annual Meeting.

     Your past support is sincerely appreciated, and, with your continued support, we look forward to the next year.

     If you have any questions about the Proxy Statement or the 1997 Annual Report, please contact James E. Clements at (770) 438-9595.

     We look forward to seeing you on April 27, 1998.

                                  Sincerely,

                                  /s/ MARILYN R. MARKS
                                  MARILYN R. MARKS
                                  Chairman of the Board,
                                  and Chief Executive Officer

                             DORSEY TRAILERS, INC.
                           ONE PACES WEST, SUITE 1700
                             2727 PACES FERRY ROAD
                             ATLANTA, GEORGIA 30339

                             ---------------------

                     NOTICE TO THE HOLDERS OF COMMON STOCK
                       OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1998

                             ---------------------

     Notice is hereby given to the holders of Common Stock of Dorsey Trailers, Inc. (the "Company") that the Annual Meeting of Stockholders (the "Annual Meeting") of the Company will be held at One Paces West, 2727 Paces Ferry Road, Atlanta, Georgia, on Monday, April 27, 1998, at 10:30 A.M., local time, for the following purposes:

          (i) to elect one person to serve as a director of the Company;

          (ii) to ratify an Amendment to the Company's 1994 Stock Plan for Non-Employee Directors (the "Directors' Plan") to increase the number of shares of Common Stock authorized for issuance under the Directors' Plan from 30,000 to 295,000, to increase the amount of the annual award from $7,500 to $10,000, and to extend the term of the Directors' Plan from August 4, 1999 to August 4, 2019 (20 years).

          (iii) to ratify an Amendment to the Company's 1994 Long-Term Incentive Plan (the "Incentive Plan") to increase the number of shares of Common Stock authorized for issuance under the Incentive Plan from 250,000 to 500,000.

          (iv) to ratify the selection of Price Waterhouse LLP as independent certified public accountants for the year ending December 31, 1998; and

          (v) to consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     Only those stockholders of record at the close of business on March 10, 1998, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. The transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ JAMES E. CLEMENTS
                                          JAMES E. CLEMENTS
                                          Secretary

March 23, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

                             DORSEY TRAILERS, INC.
                           ONE PACES WEST, SUITE 1700
                             2727 PACES FERRY ROAD
                             ATLANTA, GEORGIA 30339

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1998

                                                                  March 23, 1998

                                  INTRODUCTION

     This Proxy Statement is furnished to holders of the common stock, $.01 par value per share ("Common Stock"), of Dorsey Trailers, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of Common Stock for use at the Annual Meeting of Stockholders to be held at 10:30 A.M. local time at One Paces West, 2727 Paces Ferry Road, Atlanta, Georgia, on Monday, April 27, 1998, and at any adjournments thereof (the "Annual Meeting").

     The Annual Meeting will be held for the following purposes:

        (i)  to elect one person to serve as a director of the Company;

        (ii) to ratify an Amendment to the Company's 1994 Stock Plan for Non-Employee Directors (the "Directors' Plan") to increase the number of shares of Common Stock authorized for issuance under the Directors' Plan from 30,000 to 295,000, to increase the amount of the annual award to each eligible director from $7,500 to $10,000, and to extend the term of the Directors' Plan from August 4, 1999 to August 4, 2019 (20 years).

        (iii) to ratify an Amendment to the Company's 1994 Long-Term Incentive Plan (the "Incentive Plan") to increase the number of shares of Common Stock authorized for issuance under the Incentive Plan from 250,000 to 500,000.

        (iv) to ratify the selection of Price Waterhouse LLP as independent certified public accountants for the year ending December 31, 1998; and

        (v) to consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     The Company's mailing address and the location of its principal executive offices are One Paces West, Suite 1700, 2727 Paces Ferry Road, Atlanta, Georgia 30339. This Proxy Statement and the accompanying Proxy are first being mailed to stockholders of the Company on or about March 27, 1998.

STOCKHOLDERS ENTITLED TO VOTE

     Only stockholders of record of the Company at the close of business on March 10, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 5,013,422 shares of Common Stock issued and outstanding held by approximately 95 stockholders of record. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of stockholders of record on the Record Date.

     Pursuant to the Company's Certificate of Incorporation (the "Certificate of Incorporation"), holders of Common Stock will be entitled to one vote for each share held. The election of a director requires the affirmative vote of a plurality of the shares of Common Stock cast at the Annual Meeting, provided a quorum is present, and, therefore, abstentions and broker non-votes will have no effect. The ratification of the Amendment to the Company's Directors' Plan requires the affirmative vote of a plurality of the shares of Common Stock cast at the Annual Meeting provided a quorum is present, and, therefore, abstentions or broker non-votes will have no effect. The ratification of the Amendment to the Company's Incentive Plan requires the affirmative vote of a plurality of the shares of Common Stock cast at the Annual Meeting provided a quorum is present, and, therefore, abstentions or broker non-votes will have no effect. The ratification of the selection of Price Waterhouse LLP as independent certified public accountants requires the affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting, provided a quorum is present, and, therefore, abstentions or broker non-votes will have no effect. Pursuant to the Company's Bylaws (the "Bylaws"), a majority of the shares of Common Stock must be present to establish a quorum. For the purpose of determining the presence of a quorum, abstentions will be counted as present, but broker non-votes will not be counted.

PROXIES

     If the enclosed Proxy is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED
(I) FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR OF THE COMPANY, (II) FOR RATIFICATION OF THE AMENDMENT TO THE COMPANY'S DIRECTORS' PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER, TO INCREASE THE AMOUNT OF THE ANNUAL AWARD, AND TO EXTEND THE TERM, (III) FOR RATIFICATION OF THE AMENDMENT TO THE COMPANY'S INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER, (IV) FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998, AND (V) IN THE BEST JUDGMENT OF SUCH PROXIES AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

     A stockholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed as follows: Dorsey Trailers, Inc., One Paces West, Suite 1700, 2727 Paces Ferry Road, Atlanta, Georgia 30339, Attention: James E. Clements, Secretary.

                                   PROPOSAL I
                              ELECTION OF DIRECTOR

     The Company's Bylaws provide that the number of directors shall be authorized by resolution of a majority of the Board of Directors. The Board of Directors has by resolution set the number of directors at five. The Company's Certificate of Incorporation provides for the Board of Directors to consist of three classes of directors serving staggered terms of office with each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a three-year term to serve until the election and qualification of their successors. The Class I director, J. Hoyle Rymer has been nominated for re-election at the Annual Meeting. The Class III and Class II directors have two years and one year, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

     It is the intention of the persons named as proxies to vote the proxies for the nominee's election as Class I director of the Company, unless the stockholders direct otherwise in their proxies. The nominee has consented to serve as a director of the Company. In the unanticipated event that the nominee refuses or is unable to serve as a director, the persons named as proxies reserve full discretion to vote for such other person as may be nominated. The Board of Directors has no reason to believe that J. Hoyle Rymer will be unable or will decline to serve as a director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. RYMER. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES CAST IN THE ELECTION AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF MR. RYMER.

DIRECTOR AND DIRECTOR NOMINEE INFORMATION

     Based on information supplied by them, set forth below is certain information concerning the nominee for election as Class I director and the directors in Classes II and III whose terms of office will continue after the Annual Meeting, including the name and age of each, their current principal occupations (which has continued for five years unless otherwise indicated), the names and principal businesses of the organizations in which their occupations are carried on, the year each was elected to the Board of Directors of the Company, their positions with the Company, and their directorships in other companies.

NOMINEE FOR DIRECTOR

  Class I Nominee for Director

     J. Hoyle Rymer (age 53) was an advisor to the Company from 1992 to 1994 and has been a director of the Company since May 1994. He has been the President of JHR Co. (a private investment company) since July 1989 and ExecUSource, Inc. (a consulting and temporary management service firm) since 1986. He was President of Magic Chef Co., a division of Maytag, Inc., from 1978 to 1988. Mr. Rymer is a director of First American National Bank of Cleveland, Tennessee and Plasti-Line Inc.

CONTINUING DIRECTORS

  Class II Director Continuing in Office (Term expires 1999)

     Lawrence E. Mock, Jr. (age 51) was an advisor to the Company from 1992 to 1994 and has been a director of the Company since May 1994. Mr. Mock is currently President and Chief Executive Officer of Mellon Ventures, Inc., a subsidiary of Mellon Bank Corporation. Prior to this, Mr. Mock was President of Strategic Equity Advisors, Inc. (a personal holding company) from 1994 to mid-1995. From 1983 through 1993, he was President, Chief Executive Officer and General Partner of River Capital, Inc. and River Capital Partners, L.P., Atlanta-based equity investment firms. Prior to 1983, Mr. Mock was Chief Operating Officer of Hangar One, Inc. (an aviation sales and service company).

  Class III Directors Continuing in Office (Term expires 2000)

     Marilyn R. Marks (age 45) has been the Chief Executive Officer and a director of the Company since 1987 when she led a leveraged buyout of the Company's predecessor. Before the leveraged buyout, Miss Marks held several executive positions with the former parent company, The Dorsey Corporation, whose shares were listed on the New York Stock Exchange. Miss Marks serves on the Board of Directors of Eastman Chemical Company and Dana Corporation.

     Neil A. Springer (age 59) was an advisor to the Company from 1990 until 1994 and has been a director of the Company since May 1994. Mr. Springer has been Managing Director of Springer Souder & Associates (an executive placement company) since June 1994. Mr. Springer was Senior Vice President of Slayton International, Inc. (an executive placement company) from August 1992 until June 1994. He was President -- Central Region of Alexander Proudfoot Company (a management consulting firm) from July 1991 to July 1992. Previously, he was the President and Chief Operating Officer of Navistar International Corp. from April 1990 through October 1990. From 1989 to March 1990, he was the Chairman, President and Chief Executive Officer of Navistar International Transportation Corp., a wholly-owned subsidiary of Navistar International Corp. Mr. Springer is a director of US Freightways Corporation and IDEX.

RETIRING DIRECTOR

     In conjunction with his retirement plans, Ernest H. Lorch intends to retire from his position as a director of the Company after the Annual Meeting and will not continue as a director. Mr. Lorch has been a director of the Company since April 1996; his current term as a director was to expire in 1999. The Company has decided not to fill Mr. Lorch's position as a director of the Company at this time.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has established standing Audit and Compensation Committees. The Company does not have a standing nominating committee.

     Audit Committee. The Audit Committee, which is comprised of Messrs. Rymer, Springer, and Lorch, is responsible for reviewing and making recommendations regarding the Company's employment of independent certified public accountants, the annual audit of the Company's financial statements and the Company's internal controls, accounting practices and policies. During 1997, the Audit Committee met one time.

     Compensation Committee. The Compensation Committee, which is comprised of Messrs. Mock and Rymer, is responsible for determining the compensation of the Company's executive officers, establishing targets and incentive awards under incentive compensation plans and administering employee benefits. During 1997, the Compensation Committee did not meet.

     During 1997, the Board of Directors met 14 times. Each director, during the period he or she was a director, attended at least 75% of the meetings of the Board of Directors and at least 75% of the total number of meetings of all of the committees on which he or she served.

DIRECTOR COMPENSATION

     The Company pays non-employee directors an annual retainer of $7,500 payable in cash and $7,500 payable in shares of Common Stock pursuant to the Dorsey Trailers, Inc. 1994 Stock Plan for Non-Employee Directors. See "Proposal II Amendment to the Company's 1994 Stock Plan for Non-Employee Directors to increase the number of shares of Common Stock reserved for issuance thereunder, to increase the amount of the annual award, and to extend the term." The chairman of each Board committee also receives an additional $1,000 per year. In addition, directors receive $1,000 for each Board meeting and $500 for each committee meeting attended, plus reimbursement of expenses incurred in attending meetings. No additional fee is paid for committee meetings held in conjunction with Board meetings.

EXECUTIVE OFFICERS OF THE COMPANY

     The current executive officers of the Company are Miss Marks (who is identified previously), Lorri M. Palko, James E. Clements and David A. Kemp.

     Lorri M. Palko (age 37) joined the Company in November 1997 as President and Chief Operating Officer. From 1994 until joining the Company, Ms. Palko was President and Chief Executive Officer of Morgan Corporation (a truck body manufacturer) and was with Morgan Corporation in various other positions since 1984.

     James E. Clements (age 38) joined the Company in July 1997 as Vice President Finance, Secretary and Chief Financial Officer. Prior to joining the Company, Mr. Clements was Treasurer and Controller for Seabrook Enterprises, Inc. (a food ingredient manufacturer). Prior to that he was an audit manager with Price Waterhouse LLP.

     David A. Kemp (age 39) joined the Company in January 1991 as Director of Engineering and was promoted to Vice President -- Engineering in January 1993. From 1983 until joining the Company, he was a project engineer at Great Dane Trailers.

EXECUTIVE COMPENSATION

     The following table presents certain information concerning compensation earned for services rendered in all capacities to the Company by the Company's Chief Executive Officer and each of the other three most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the years ended December 31, 1997, 1996, and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                     COMPENSATION
                                                      ANNUAL            AWARDS
                                                   COMPENSATION      -------------
                                                ------------------    SECURITIES
                                       FISCAL                         UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY     BONUS       OPTIONS        COMPENSATION(1)
---------------------------            ------   --------   -------   -------------     ---------------
Marilyn R. Marks.....................   1997    $232,000   $    --        --               $   --
  Chief Executive Officer               1996     232,000        --        --                   --
                                        1995     225,000        --        --                4,620
Lorri M. Palko.......................   1997    $265,000   $    --   75,000 shares         $   --
  President
James E. Clements....................   1997    $125,000   $    --   50,000 shares         $   --
  Vice President -- Finance
David A. Kemp........................   1997    $124,000   $    --        --               $   --
  Vice President -- Engineering         1996     124,000        --        --                   --
                                        1995     116,000    10,000        --                   --
H. Douglas Allgood(2)................   1997    $111,000   $    --        --               $   --
  Vice President --                     1996     111,000        --        --                   --
  Manufacturing Services                1995     108,000        --        --                3,915
T. Charles Chitwood(3)...............   1997    $188,000   $    --   15,000 shares(4)      $   --
  Vice President -- Finance             1996     188,000        --        --                   --
                                        1995     182,500        --        --                4,620

---------------

(1) Represents matching contributions pursuant to the Company's 401(k) plan.
(2) Mr. Allgood resigned from his position with the Company in December 1997.
(3) Mr. Chitwood retired from his position with the Company in September 1997.
(4) The options were canceled in December 1997.

STOCK OPTIONS

     Option Grants in the Year-Ended December 31, 1997. The following table sets forth certain information concerning the grant of options to purchase Common Stock pursuant to the Company's Incentive Plan to Named Executive Officers during the year-end December 31, 1997.

                                                                                                    POTENTIAL
                                                                                                 REALIZABLE VALUE
                                                      % OF TOTAL                                AT ASSUMED ANNUAL
                                         NUMBER OF      OPTIONS                                   RATES OF STOCK
                                         SECURITIES   GRANTED TO                                PRICE APPRECIATION
                                         UNDERLYING    EMPLOYEES                                FOR OPTION TERM(2)
                                          OPTIONS      IN FISCAL      EXERCISE     EXPIRATION   ------------------
NAME                                     GRANTED(1)    YEAR 1997    PRICE ($/SH)      DATE      5% ($)     10% ($)
----                                     ----------   -----------   ------------   ----------   -------    -------
Lorri M. Palko.........................    75,000        35.0%         $2.50        10/23/07    525,918    706,827
James E. Clements......................    50,000        23.0           3.72         7/14/07    388,974    568,436

---------------

(1) Options were issued under the Company's Incentive Plan. These options vest in one-third annual increments beginning one year after the date of grant.

(2) Based upon the market price on the date of grant and on annual appreciation at the rate stated of such market price through the expiration date of such options. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

     Option Exercises and Year-End Values. The following tables set forth all options exercised by the Named Executive Officers during the year ended December 31, 1997, and the number and value of options held by such Named Executive Officers at fiscal year end.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                             NUMBER OF
                                                         SHARES UNDERLYING    VALUE OF UNEXERCISED   VALUE OF UNEXERCISED
                              NUMBER OF                 UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS   IN-THE-MONEY OPTIONS
                           SHARES ACQUIRED    VALUE       AT DECEMBER 31,       AT DECEMBER 31,        AT DECEMBER 31,
                             ON EXERCISE     REALIZED          1997                 1997(1)                1997(1)
                           ---------------   --------   -------------------   --------------------   --------------------
                                                                                 (EXERCISABLE)         (UNEXERCISABLE)
Marilyn R. Marks.........           --       $     --             --                $     --               $    --
Lorri M. Palko...........           --             --         75,000                      --                 4,500
James E. Clements........           --             --         50,000                      --                    --
David A. Kemp............       35,000        131,912         79,067                 180,786                    --
H. Douglas Allgood(2)....       25,000         55,053         83,051                 186,034                    --
T. Charles Chitwood(3)...      145,299        376,930             --                      --                    --

---------------

(1) Based on the closing price on the Nasdaq Stock Market of the Company's Common Stock on December 31, 1997 ($2.56).
(2) Mr. Allgood resigned from his position with the Company in December 1997.
(3) Mr. Chitwood retired from his position with the Company in September 1997.

INCENTIVE PLANS

     Pension Plans. The Company sponsors a defined benefit pension plan for employees, which has been maintained in compliance with the tax qualification requirements of the Internal Revenue Code of 1986, as amended (the "Code"). The plan provides monthly payments in the form of a life annuity to salaried employees of the Company who retire at normal or early retirement age (65 and 60 respectively). The monthly payments are not subject to offset for Social Security or other payments. Cash contributions are made by the Company on an annual basis to an irrevocable pension trust in order to fund the future pension payments. The Company also adopted an excess benefit plan in 1994 for executives earning over $150,000. The excess plan provides the pension benefits which cannot be provided under the defined benefit plan because of the $150,000 compensation limit under the Code. The excess plan benefits are not funded. Any benefits due under the excess plan will be paid from the Company's general assets.

     The following table shows the total estimated annual pension benefits payable to a covered participant at normal retirement age under the defined benefit and excess plans:

                   YEARS OF SERVICE AT NORMAL RETIREMENT AGE

REMUNERATION(1)     10         15       20(2)
---------------   -------   --------   --------
   $100,000       $19,610   $ 29,415   $ 39,220
    125,000        24,610     36,915     49,220
    150,000        29,610     44,415     59,220
    175,000        34,610     51,915     69,220
    200,000        39,610     59,415     79,220
    225,000        44,610     66,915     89,220
    250,000        49,610     74,415     99,220
    300,000        59,610     89,415    119,220
    350,000        69,610    104,415    139,220

---------------

(1) The remuneration taken into account under these plans is the average annual compensation reported to the covered employee on IRS Form W-2 for the five calendar years preceding retirement.
(2) A maximum of 20 years of service is taken into account in determining pension benefits.

     Benefits under the plans generally vest after the participant has completed five years of employment with the Company. The retirement benefit payable at age 65 to participants is 1.35% of the first $6,000 of the participants' remuneration and 2% of the participants' remuneration in excess of $6,000 both multiplied by the participants' years of service (to a maximum of 20 years). Benefits under the plans are reduced (i) if at retirement the participant has fewer than 20 years of employment with the Company and (ii) if the participant begins to receive benefits prior to age 62.

     As of December 31, 1997, Miss Marks had an average five-year compensation of $257,050 and ten years of credited service; Ms. Palko had an average five-year compensation of $93,000 and two months of credited service; Mr. Clements had an average five-year compensation of $58,815 and six months of credited service; Mr. Kemp had an average five-year compensation of $131,600 and six years of credited service; Mr. Allgood who resigned from his position with the Company in December 1997, had an average five-year compensation of $120,120 and five years of credited service; and Mr. Chitwood who retired from his position with the Company in September 1997, had an average five-year compensation of $194,345 and eight years of credited service.

                                  PROPOSAL II
     AMENDMENT TO THE COMPANY'S 1994 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
         TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR
              ISSUANCE THEREUNDER, TO INCREASE THE AMOUNT OF THE,
                      ANNUAL AWARD AND TO EXTEND THE TERM

     On July 6, 1994, the Board of Directors of the Company adopted and the stockholders of the Company approved the Company's Directors' Plan. The purpose of the Directors' Plan is to retain and provide motivation to non-employee members of the Board of Directors of the Company to put forth maximum efforts to the success of the Company by providing incentives to such directors through the ownership and performance of the Common Stock of the Company. The Directors' Plan provides for the issuance of shares of Common Stock to directors of the Company who are not current or former employees of the Company or members of the immediate family of a current or former employee of the Company. Currently Messrs. Mock, Rymer, Springer and Lorch participate in the Directors' Plan.

     Subject to adjustments as provided in the Directors' Plan, the aggregate number of shares of Common Stock reserved for issuance under the Directors' Plan is currently stated at 30,000 shares of Common Stock. As of March 23, 1998, total shares of Common Stock issued under the Directors' Plan is 28,411.

     Currently each eligible director is to be awarded shares of Common Stock having an aggregate fair market value equal to $7,500 as of the day of each Annual Meeting on which such eligible director serves as a member or is elected to be a member of the Board of Directors of the Company.

     The Board of Directors has approved an amendment to the Directors' Plan whereby the number of shares of Common Stock authorized for issuance under the Directors' Plan is increased from 30,000 to 295,000, to increase the annual award from $7,500 to $10,000 and to extend the term of the Directors' Plan from August 4, 1999 to August 4, 2019 (20 years). The Board of Directors believes that equity interest are a significant factor in the Company's ability to attract and retain directors who are critical to the Company's long range success and that the amendment to the Directors' Plan is necessary in order to continue to provide directors of the Company with incentives to serve the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE AMENDMENT TO THE COMPANY'S 1994 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE DIRECTORS' PLAN FROM 30,000 TO 295,000, TO INCREASE THE AMOUNT OF THE ANNUAL AWARD FROM $7,500 TO $10,000, AND TO EXTEND THE TERM OF THE DIRECTORS' PLAN FROM AUGUST 4, 1999 TO AUGUST 4, 2019 (20 YEARS).

                                  PROPOSAL III
          AMENDMENT TO THE COMPANY'S 1994 LONG-TERM INCENTIVE PLAN TO
         INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

     On July 6, 1994, the Board of Directors of the Company and the stockholders of the Company approved the Company's Incentive Plan. The purpose of the Incentive Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of executive officers and other key employees to those of the Company's stockholders, and by providing executive officers and other key employees with an incentive for outstanding performance. The Incentive Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent.

     Subject to adjustments as provided in the Incentive Plan, the aggregate number of shares of Common Stock reserved for issuance under the Incentive Plan is currently stated at 250,000 shares of Common Stock. During the year-ended December 31, 1997, two grants were made to Named Executive Officers for an aggregate of 125,000 shares of Common Stock with an exercise price based on the closing market price on the grant date. These exercise prices range from $2.50 to $3.72. As of March 23, 1998, total shares of Common Stock issued under the Incentive Plan is 207,833.

     The Board of Directors has approved an amendment to the Incentive Plan whereby the number of shares of Common Stock authorized for issuance under the Incentive Plan is increased from 250,000 to 500,000. The Board of Directors believes that equity interest are a significant factor in the Company's ability to attract and retain the executive officers and other key employees who are critical to the Company's long range success. The Board of Directors believes that the amendment to the Incentive Plan is necessary in order to continue to recruit those executive officers and key employees critical to the Company's long-term success and to provide these executive officers and key employees of the Company with incentives to continue to serve the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE AMENDMENT TO THE COMPANY'S 1994 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE INCENTIVE PLAN FROM 250,000 TO 500,000.

STOCKHOLDER RETURN COMPARISON

     The following line graph presentation compares cumulative stockholder returns of the Company with the Nasdaq Stock Market (U.S. Companies) and a Peer Index for the period beginning July 28, 1994 (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Stock Market (U.S. Companies) and the Peer Index and reinvestment of all dividends). The Peer Index is composed of stocks in the Nasdaq Trucking and Transportation Stock Index.

                               CUMULATIVE RETURNS

        MEASUREMENT PERIOD          DORSEY TRAILERS,   THE NASDAQ STOCK
      (FISCAL YEAR COVERED)               INC.              MARKET           PEER INDEX
7/28/94                                           100                100                100
12/31/94                                        116.3              106.4               94.4
12/31/95                                         40.4              150.3              109.3
12/31/96                                           25              185.1              121.3
3/31/97                                          18.3              175.1              120.1
6/30/97                                            24              207.2              137.5
9/30/97                                          22.1              242.3              161.8
12/31/97                                         19.7              227.2              156.3

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The elements of executive compensation consist of base salary, annual cash incentive bonus compensation, long-term incentive compensation in the form of stock options, and various other benefits which are generally available to all employees of the Company.

     Base Salary. The base salary for an executive officer is based on the officer's responsibilities and is set at a level that the Compensation Committee believes is competitive with other companies in the trucking and transportation industry. For 1997, the Board of Directors relied primarily upon the advice of Miss Marks in determining salaries for executive officers. For 1997, Miss Marks salary was $232,000. The 1997 compensation of Marilyn R. Marks, the Company's Chief Executive Officer, was based on a review of salaries paid by other manufacturing enterprises of similar size within the geographic area, and the leadership provided by Miss Marks in her role as Chief Executive Officer. Miss Marks' salary remained the same for 1996 and 1997.

     Bonus Plan. Executive officers are also eligible for participation in the Company's annual bonus plan. This plan awards executive officers with cash bonuses based upon the achievement of certain levels of pretax earnings by the Company. The Committee believes that the bonus plan provides appropriate incentives to the executive officers to increase the value of the Company in a manner that also increases the value of the Company for its stockholders.

     Under the bonus plan adopted by the Board of Directors for 1997, executive officers were eligible to receive a bonus ranging from 15% to 75% of their base salaries depending on the level of pretax earning achieved by the Company. No bonuses were awarded to executive officers for the year ended December 31, 1997.

     Long-Term Incentives. Long-term incentive for executive officers is provided by the grant of stock options. The Committee believes that the grant of stock options provides the executive officers with the long-term incentive to enhance the value of the Company by directly tying the compensation of the executive officers to increases in stockholder value. During 1997, the Committee granted two stock options for an aggregate of 125,000 shares of Common Stock to Named Executive Officers as of December 31, 1997. See Proposal III "Amendment to the Company's 1994 Long-Term Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder."

     Other Compensation Plans. The Company maintains several broadly-based employee benefit plans in which the executive officers are permitted to participate on the same terms as other employees. These include a retirement savings plan designed to qualify under section 401(k) of the Code and a defined benefit pension plan that provides monthly payment in the form of a life annuity following five years of employment with the Company. Certain executive officers are also eligible for participation in an excess benefit plan for highly compensated individuals which increases payouts under the defined benefit pension plan.

     Tax Deductibility of Compensation. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million to each of the Named Executive Officers. Certain performance-based compensation is, however, exempted from the deduction limit. For 1997, the Committee did not take section 162(m) into account as no executive was near the $1 million threshold. In the future, the Committee will consider the effect of section 162(m) on its compensation decisions, but has no policy to limit executive compensation so that all compensation is deductible.

                                          COMPENSATION COMMITTEE

                                          Lawrence E. Mock, Jr.
                                          J. Hoyle Rymer

March 13, 1998

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Rymer and Mock served as members of the Compensation Committee throughout 1997.

                              CERTAIN TRANSACTIONS

     The following is a summary of certain transactions entered into between the Company and certain of its executive officers and directors.

     Marilyn Marks guarantees 33% of the amount of the Company's loan from the U.S. Small Business Administration (the "SBA Loan"). As of December 31, 1997, the principal balance of the SBA Loan was $6,984,000.

     Subsequent to year-end 1996 through March 28, 1997, the Company sold used trailers at various dates, upon the approval of the Board of Directors of the Company, in the amount of approximately $4,657,000 to TYM, Inc. TYM, Inc. is a corporation which is wholly-owned by Marilyn R. Marks, Chief Executive Officer of the Company. The Company incurred losses of approximately $819,000 on the sales to TYM, Inc. In the opinion of management, based upon actual third-party offers, the terms of the sale of these used trailers were no less favorable than terms that could have been obtained from unaffiliated parties. There were no such transactions subsequent to March 28, 1997.

     During 1997, the Company paid ExecUSource, Inc., a consulting and temporary management service firm, $68,000 for professional services. ExecUSource, Inc. is a S-Corporation whereby Mr. Rymer, a director of the Company, is a fifty-percent owner. During 1997, the Company paid Springer Souder & Associates, an executive placement firm, $54,000 for assistance in recruiting of executive officers. Springer Souder & Associates is a partnership whereby Mr. Springer, a director of the Company, is a partner.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The following table sets forth information with respect to the beneficial ownership of shares of Common Stock as of February 16, 1998 by (i) each director and nominee for director of the Company; (ii) the Named Executive Officers of the Company; (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the indicated shares.

                                                                NUMBER OF SHARES
                                                                 OF COMMON STOCK       PERCENT
NAME                                                          BENEFICIALLY OWNED(1)    OF CLASS
----                                                          ---------------------    --------
Marilyn R. Marks(2).........................................        1,614,964(4)        32.2 %
Lorri M. Palko..............................................               --            *
James E. Clements...........................................               --            *
David A. Kemp...............................................           80,067(5)         1.6 %
Lawrence E. Mock, Jr. ......................................            7,623(6)         *
J. Hoyle Rymer(2)...........................................          381,602(7)         7.6 %
Neil A Springer.............................................            7,423            *
Ernest H Lorch..............................................            6,142            *
T. Charles Chitwood(3)......................................          351,152            7.0 %
All directors and executive officers as a group (8
  persons)..................................................        2,018,754(8)        40.27%

---------------

 *  Represents less than 1% of the Common Stock outstanding.
(1) Information relating to the beneficial ownership of Common Stock by the above individuals is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934, as amended.

(2) The named person's address is One Paces West, Suite 1700, 2727 Paces Ferry Road, Atlanta, Georgia 30339.
(3) The named person's address is 1412 Waterford Greenway, Marietta, Georgia 30068. Mr. Chitwood retired from his position with the Company in September 1997.
(4) Of these shares, 324,216 shares are subject to stock options issued by Miss Marks, all of which are currently exercisable.
(5) Consists of options to purchase 79,067 shares of Common Stock granted by Miss Marks.
(6) Includes 200 shares held by Mr. Mock as custodian for his children.
(7) Includes 75,000 shares of Common Stock held by Mr. Rymer as trustee for his child as to which he has sole investing power.
(8) Includes 79,067 shares of Common Stock that are currently held by Miss Marks, but are subject to options held by all executive officers and directors as a group.

                                  PROPOSAL IV
                       APPROVAL OF SELECTION OF AUDITORS

     The Company's Board of Directors, at the recommendation of the Audit Committee, has selected Price Waterhouse LLP to conduct the annual audit of the financial statements of the Company for the year ending December 31, 1998. Price Waterhouse LLP has no financial interest, direct or indirect, in the Company, and does not have any connection with the Company except in its professional capacity as an independent certified public accountants.

     The ratification by the stockholders of the selection of Price Waterhouse LLP as independent certified public accountants is not required by law or by the Bylaws of the Company. The Board of Directors, consistent with the practice of most publicly held corporations, is nevertheless, submitting this selection to the stockholders. If this selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent certified public accountants for the year ending December 31, 1998.

     The Audit Committee, approves in advance all material non-audit services to be provided by Price Waterhouse LLP and believes that these services have no effect on audit independence.

     Representatives of Price Waterhouse LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998. RATIFICATION OF PRICE WATERHOUSE LLP REQUIRES THAT THE VOTES CAST FOR RATIFICATION EXCEED THE VOTES CAST AGAINST RATIFICATION, PROVIDED A QUORUM IS PRESENT.

                             STOCKHOLDER PROPOSALS

     Any proposal that a stockholder would like to be presented at the next Annual Meeting of Stockholders to be held in 1999 must be received by the Company on or before December 26, 1998. Only proper proposals which are timely received will be included in the Proxy Statement and Proxy.

                                 OTHER MATTERS

FILINGS UNDER SECTION 16(A)

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during 1997 all of its officers and directors complied with all applicable filing requirements, except as follows:

        Form 3 Initial Statement of Beneficial Ownership of Securities

           James E. Clements

     The Form 3 has been filed with the Securities and Exchange Commission for James E. Clements.

EXPENSES OF SOLICITATION

     The Company will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Company, personally, by telephone or by telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

AVAILABILITY OF ANNUAL REPORT

     ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997. STOCKHOLDERS WHO WOULD LIKE ADDITIONAL COPIES OF THE ANNUAL REPORT SHOULD DIRECT THEIR REQUESTS IN WRITING
TO: DORSEY TRAILERS, INC., ONE PACES WEST, SUITE 1700, 2727 PACES FERRY ROAD, ATLANTA, GEORGIA 30339, ATTENTION: JAMES E. CLEMENTS, SECRETARY.

                                                                      APPENDIX
PROXY                         DORSEY TRAILERS, INC.

                                ATLANTA, GEORGIA
                         ANNUAL MEETING OF STOCKHOLDERS




     The undersigned stockholder of Dorsey Trailers, Inc. (the "Company"), Atlanta, Georgia, hereby constitutes and appoints Marilyn R. Marks and James E. Clements or either one of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at One Paces West, 2727 Paces Ferry Road, Atlanta, Georgia, on Monday, April 27, 1998, at 10:30 A.M., local time, or at any adjournments thereof (the "Annual Meeting"), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated March 23, 1998, the receipt of which is acknowledged, in the manner specified below.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2,3, AND 4. THIS PROXY WILL ALSO BE VOTED WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

     Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?                DO YOU HAVE ANY COMMENTS?

__________________________________       _______________________________________

__________________________________       _______________________________________

__________________________________       _______________________________________


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

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE
                                                                                            WITHHOLD
                                                                       FOR ALL NOMINEES     AUTHORITY
                                                                      listed (except as    to vote for
                                                                           marked to       all nominees
                                                                         the contrary)        listed       Abstain

1.  ELECTION OF DIRECTOR.  On the proposal to elect the following             [ ]               [ ]          [ ]
    person to serve as a Class I Director for a three year period and until his successor is elected and qualified:

                              J. Hoyle Rymer
    -----------------------------------------------------------------

    TO WITHHOLD AUTHORITY to vote for any individual nominee, strike a line through the nominee's name in list above.

                              RECORD DATE SHARES:





                                                                              FOR             AGAINST      ABSTAIN
2.  RATIFICATION OF THE AMENDMENT TO THE COMPANY'S 1994 STOCK PLAN FOR        [ ]               [ ]          [ ]
    NON-EMPLOYEE DIRECTORS. On the proposal to amend the Company's
    1994 Stock Plan for Non-Employee Directors (the "Directors' Plan")
    to increase the number of shares of Common Stock authorized for issuance under the Directors' Plan from 30,000 to 295,000, to increase the amount of the annual award from $7,500 to $10,000 and to extend the term of the Directors' Plan from August 4, 1999 to
    August 4, 2019 (20 years).

                                                                              FOR             AGAINST      ABSTAIN
3.  RATIFICATION OF THE AMENDMENT TO THE COMPANY'S 1994 LONG-TERM             [ ]               [ ]          [ ]
    INCENTIVE PLAN. On the proposal to amend the Company's 1994
    Long-Term Incentive Plan (the "Incentive Plan") to increase the number of shares of Common Stock authorized for issuance under the
    Incentive Plan from 250,000 to 500,000.

                                                                              FOR             AGAINST      ABSTAIN
4.  RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. On the          [ ]               [ ]          [ ]
    proposal to ratify the selection of Price Waterhouse LLP as independent certified public accountants for the year ending
    December 31, 1998.

          THIS PROXY IS SOLICITED ON BEHALF OF DORSEY TRAILERS, INC.'S
                  BOARD OF DIRECTORS AND MAY BE REVOKED BY THE
                       STOCKHOLDER PRIOR TO ITS EXERCISE.

Please be sure to sign and date this Proxy.   Date_______________________


-------------------------------------------------------------------------
   Shareholder sign here                          Co-owner sign here


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